Barclays Bank PLC Market Linked Notes	Filed Pursuant to Rule 433 Registration Statement No. 333-287303

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the SPDR® Gold Trust due March 1, 2030

Term Sheet dated January 29, 2026 to Preliminary Pricing Supplement dated January 29, 2026 (the “PPS”)

Summary of Terms

Issuer	Barclays Bank PLC
Market Measure	SPDR® Gold Trust (Bloomberg ticker symbol “GLD UP<Equity>”) (the “Fund”)
Pricing Date	February 26, 2026
Issue Date	March 3, 2026
Calculation Day	February 26, 2030
Stated Maturity Date	March 1, 2030
Principal Amount	$1,000 per note
Maturity Payment Amount (per note)

The maturity payment amount will equal:

• If the ending price is greater than the starting price, $1,000 plus the lesser of:

(i)       $1,000 × fund return × upside participation rate; and

(ii)       the maximum return

• If the ending price is less than or equal to the starting price: $1,000

Starting Price	The fund closing price of the Fund on the pricing date
Ending Price	The fund closing price of the Fund on the calculation day
Maximum Return	At least 32.00% of the principal amount (at least $320.00 per note), to be determined on the pricing date
Upside Participation Rate	100%
Fund Return	(ending price – starting price) / starting price
Calculation Agent	Barclays Bank PLC
Denominations	$1,000 and any integral multiple of $1,000
CUSIP/ISIN	06749FG60 / US06749FG606
Agent Discount	Up to 4.325%; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of 2.75% and WFA may receive a distribution expense fee of 0.075%. Selected dealers may receive a fee of up to 0.20% for marketing and other services.

Hypothetical Payout Profile*

80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Note Return at Maturity
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
Fund Return at Maturity
32.00%
100% of fund return, subject to the maximum return
No downside exposure
Hypothetical market linked note return
Hypothetical fund return

* assumes a maximum return equal to the lowest possible maximum return that may be determined on the pricing date

If the ending price is less than or equal to the starting price, you will not receive any positive return on the notes at maturity.

Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder or beneficial owner of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” in the PPS.

The issuer’s estimated value of the notes on the pricing date, based on its internal pricing models, is expected to be between $900.00 and $946.70 per note. The estimated value is expected to be less than the original offering price of the notes. See “Additional Information Regarding Our Estimated Value of the Notes” in the PPS.

Investors should carefully review the accompanying PPS, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the notes.

PPS: http://www.sec.gov/Archives/edgar/data/312070/000095010326001237/
dp240454_424b2-8319wfpps.htm

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying PPS and “Risk Factors” in the accompanying product supplement and prospectus supplement.

This term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

The notes constitute our unsecured and unsubordinated obligations. The notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Fund or the commodity held by the Fund. You should carefully review the risk disclosures set forth under the “Risk Factors” sections of the prospectus supplement and product supplement and the “Selected Risk Considerations” section in the accompanying PPS. The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying PPS.

•	You May Not Receive Any Positive Return On Your Investment In The Notes.

•	Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Fund Or The Commodity Held By The Fund.

•	No Periodic Interest Will Be Paid On The Notes.

•	Any Payment On The Notes Will Be Determined Based On The Fund Closing Price Of The Fund On The Dates Specified.

•	Owning The Notes Is Not The Same As Owning The Fund Or The Commodity Held By The Fund.

•	No Assurance That The Investment View Implicit In The Notes Will Be Successful.

•	You Will Be Required To Recognize Taxable Income On The Notes Prior To Maturity.

•	The Notes Are Subject To The Credit Risk Of Barclays Bank PLC.

•	You May Lose Some Or All Of Your Investment If Any U.K. Bail-In Power Is Exercised By The Relevant U.K. Resolution Authority.

•	The Performance And Market Value Of The Fund, Particularly During Periods Of Market Volatility, May Not Correlate With The Performance Of Its Underlying Commodity As Well As Its Net Asset Value Per Share.

•	There Are Risks Associated With Commodities Trading On The London Bullion Market Association.

•	The Notes Are Subject To Risks Associated With Gold.

•	Single Commodity Prices Tend To Be More Volatile Than, And May Not Correlate With, The Prices Of Commodities Generally.

•	Anti-Dilution Protection Is Limited, And The Calculation Agent Has Discretion To Make Anti-Dilution Adjustments.

•	Adjustments To The Fund Could Adversely Affect The Value Of The Notes And The Amount You Will Receive At Maturity.

•	We And Our Affiliates Have No Affiliation With The Fund Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

•	The Historical Performance Of The Fund Is Not An Indication Of Its Future Performance.

•	Potentially Inconsistent Research, Opinions Or Recommendations By Barclays Capital Inc., Wells Fargo Securities, LLC Or Their Respective Affiliates.

•	We, Our Affiliates And Any Other Agent And/Or Participating Dealer May Engage In Various Activities Or Make Determinations That Could Materially Affect Your Notes In Various Ways And Create Conflicts Of Interest.

•	The Notes Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Notes To Develop.

•	The Value Of The Notes Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	The Estimated Value Of Your Notes Is Expected To Be Lower Than The Original Offering Price Of Your Notes.

•	The Estimated Value Of Your Notes Might Be Lower If Such Estimated Value Were Based On The Levels At Which Our Debt Securities Trade In The Secondary Market.

•	The Estimated Value Of The Notes Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions.

•	The Estimated Value Of Your Notes Is Not A Prediction Of The Prices At Which You May Sell Your Notes In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Lower Than The Original Offering Price Of Your Notes And May Be Lower Than The Estimated Value Of Your Notes.

•	The Temporary Price At Which We May Initially Buy The Notes In The Secondary Market And The Value We May Initially Use For Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative Of Future Prices Of Your Notes.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus dated May 15, 2025, the prospectus supplement dated May 15, 2025, the product supplement no. WF-2 dated May 20, 2025, the underlying supplement dated May 15, 2025, the PPS and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

As used in this term sheet, “we,” “us” and “our” refer to Barclays Bank PLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.